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                                                                                                   EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                       Twelve
                                                                                                       Months
                                                                 Year Ended December 31,               Ended
                                                      1996      1997      1998      1999      2000     9/30/01
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . .  $ 82,082  $ 81,009  $ 72,057  $ 65,697  $ 56,003  $ 50,114
   Interest on Other Long-term Debt. . . . . . . .    18,025    28,163    40,642    50,712    59,559    60,984
   Interest on Short-term Debt . . . . . . . . . .     3,639     4,569     4,245     5,959     8,847    10,349
   Miscellaneous Interest Charges. . . . . . . . .     7,327     6,857    11,470     8,212    26,284    26,530
   Estimated Interest Element in Lease Rentals . .     6,600     6,000     5,900     6,100     6,300     6,300
        Total Fixed Charges. . . . . . . . . . . .  $117,673  $126,598  $134,314  $136,680  $156,993  $154,277

 Earnings:
   Income Before Extraordinary Item. . . . . . . .  $133,689  $120,514  $ 93,330  $120,492  $ 64,906  $ 79,413
   Plus Federal Income Taxes . . . . . . . . . . .    65,801    54,835    43,941    70,950   117,872   122,980
   Plus State Income Taxes . . . . . . . . . . . .    10,180     8,109     6,845     5,085    15,307    25,204
   Plus Fixed Charges (as above) . . . . . . . . .   117,673   126,598   134,314   136,680   156,993   154,277
        Total Earnings . . . . . . . . . . . . . .  $327,343  $310,056  $278,430  $333,207  $355,078  $381,874

 Ratio of Earnings to Fixed Charges. . . . . . . .      2.78      2.44      2.07      2.43      2.26      2.47
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